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                                                                    Exhibit 21.1

                        Subsidiaries of the Registrant
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All subsidiaries do business under the respective names listed below.



1.   Investors Bank & Trust Company
      Massachusetts chartered trust company

2.   Investors Safe Deposit Corp.
      Massachusetts corporation

3.   Investors Securities Corporation
      Massachusetts securities corporation

4.   IBT Fund Services (Canada) Inc.
      incorporated in Canada

5.   IBT Holdings (Ireland) Limited
      organized in the Republic of Ireland

6. Investors Financial Services (Ireland) Limited organized in the Republic of Ireland

7. Investors Trust & Custodial Services (Ireland) Limited organized in the Republic of Ireland

8. Investors Fund Services (Ireland) Limited organized in the Republic of Ireland

9.   IBT Trust Company (Cayman) Ltd.
      organized in the Cayman Islands